Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No 1. to Registration Statement No. 333-108446 on Form S-3 of our reports dated February 24, 2006, relating to the financial statements and financial statement schedules of Xcel Energy Inc., and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Minneapolis, Minnesota
October 23, 2006